Exhibit 99.5

FORM OF

BENEFICIAL OWNER ELECTION FORM

XTANT MEDICAL HOLDINGS, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the rights offering (the “Rights Offering”) by Xtant Medical Holdings, Inc., a Delaware corporation (the “Company”), of non-transferable subscription rights (the “Subscription Rights”) to purchase shares (“Shares”) of the Company’s common stock, $0.000001 par value (“Common Stock”).

This will instruct you whether to exercise Subscription Rights to purchase Shares distributed with respect to the shares of the Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus. (Check the applicable boxes and provide all required information.)

[ ]	Please DO NOT EXERCISE SUBSCRIPTION RIGHTS for Shares.

[ ]	Please EXERCISE SUBSCRIPTION RIGHTS for Shares as set forth below:

	No. of Shares	Per Share Subscription Price	Payment
Basic Subscription Right	x	$1.07	$
Over-Subscription Privilege	x	$1.07	$
		Total Payment Required	$

If you spoke with a broker who solicited such exercise, please indicate the name of the person you spoke with: __________________

[ ]	Payment in the following amount is enclosed $__________________ (must match Total Payment Required above)

[ ]	Please deduct payment from the following account maintained by you as follows:

Type of Account:

Account Number:

Amount to be deducted:

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

●	irrevocably elect to purchase the number of Shares indicated above upon the terms and conditions specified in the Prospectus; and

●	agree that if I (we) fail to pay for the Shares I (we) have elected to purchase, the exercise will be invalid.

Signature:

Name:

Title:

Address:

Telephone:

Date:	, 2020